EXHIBIT 2
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Shareholders Agreement dated July 6, 2004 by and among Cardinal-UniMark
Investors, L.P. and Madera LLC.

                             SHAREHOLDERS AGREEMENT
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         THIS SHAREHOLDERS AGREEMENT, the "Agreement" is made as of July 6,
2004, by and among Cardinal-UniMark Investors, L.P., a Delaware limited partnership ("CARDINAL") and Madera LLC, a Delaware limited liability company ("MADERA").

                                    RECITALS:

         A. Madera owns 2,629,855 shares (the "SHARES") of the common stock of The UniMark Group, Inc., a Texas corporation ("UNIMARK").

         B. Prior to Cardinal acquiring 10,519,419 of common stock of UniMark (the "CARDINAL SHARES"), the parties have agreed to enter into this Agreement setting forth certain rights and obligations of the parties.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

         1. Shareholders Voting. From the effective date of this Agreement until the Put Option (as defined in Section 4 below) has expired, whenever there is required a vote of the shareholders of UniMark, Madera shall upon the written request of Cardinal execute a written irrevocable proxy in a form acceptable to Cardinal authorizing Cardinal in its sole discretion to vote all of the which are voting shares and any other voting securities of UniMark over which Madera has voting control (subject in each case to compliance with applicable law). Any such proxy may be used without limitation with respect to any proceedings and procedural rules governing the matter for which it was given. Notwithstanding the foregoing, Madera shall not be obligated to grant Cardinal such proxy if the result of voting of the same would impact the Shares in a different and adverse manner than the Cardinal Shares or directly and adversely impact the liquidity of the Shares. Madera shall refrain from voting any of the Shares for which such proxy was requested by Cardinal. Effective upon a sale or transfer of the Shares to an unaffiliated third party in accordance with the terms of this Agreement, the rights and obligations set forth in this Section 1 shall terminate automatically.

         2. Observer Rights. Cardinal shall cause its affiliates who are members of the UniMark Board of Directors (the "BOARD") to permit an affiliate of Madera ("OBSERVER") to attend all meetings of the Board and all committees thereof. The Observer shall receive all written materials and other information given by the Board at the same time as such materials are given to the Board. If any action by written consent in lieu of a meeting of the Board is proposed to be taken, the Observer shall receive written notice thereof prior to the effective date of such consent describing in reasonable detail the nature and substance of such action. Likewise the Observer shall have the right to receive and review copies of the minutes of the Board meetings and the resolutions of the Board. No affiliate of Madera shall be entitled to act as an Observer hereunder unless such Observer shall have entered into an agreement containing such provisions as UniMark may reasonably request regarding the confidentiality and disclosure of the information obtained (whether in written or oral form) and shall not be entitled to attend any portions of a meeting of the Board at which the members of the Board for themselves or on behalf of UniMark are obtaining legal advice from counsel which would be subject to the attorney-client privilege. The rights of Madera under this Section 2 shall expire at such time as Madera ceases to own Shares representing at least five percent (5%) of the outstanding common shares of UniMark on a fully-diluted basis.

         3. Right of First Offer.

         3.1 Madera shall not make any transfer, sale, gift, assignment, pledge, hypothecation or other disposal (whether with or without consideration and whether voluntary or involuntary or by operation of law) (a "TRANSFER") of the Shares, except pursuant to the provisions of this Section 3 hereof:

                  (a) Transfer Notice. If at any time after the date hereof Madera proposes to Transfer any of the Shares to one or more third parties, then Madera shall give Cardinal written notice of its intention to make the Transfer (the "TRANSFER NOTICE"), which Transfer Notice shall include (i) a description of the Securities to be transferred ("OFFERED SECURITIES"), and (ii) the sales price at which Madera would be willing to sell the Offered Securities. The Transfer Notice shall also include a copy of any written proposal, selling authorization, term sheet or letter of intent or other agreement relating to the proposed Transfer to the extent such document exists.

                  (b) Cardinal's Option. Cardinal shall have an option for a period of ten (10) days from receipt of the Transfer Notice (the "CARDINAL OPTION PERIOD") to elect to purchase all or a portion of the Offered Securities at the same price and subject to the same material terms and conditions as described in the Transfer Notice. Cardinal may exercise such purchase option and, thereby, purchase all the Offered Securities by notifying Madera in writing before expiration of the Cardinal Option Period. If Cardinal does not exercise its purchase option within the Cardinal Option Period, Madera shall be entitled to sell the Offered Securities to any third party in a period of sixty
         (60) days from the date of expiration of the Cardinal Option Period at the same or higher price than the price described in the Transfer Notice. If Cardinal gives Madera notice that it desires to purchase such Offered Securities, then payment therefor shall be by check or wire transfer against delivery of the Offered Securities to be purchased at a place and time agreed upon between the parties therefor, which time shall be no later than thirty (30) days after the expiration of the Cardinal Option Period, unless the Transfer Notice contemplated a later closing with the prospective third party transferee(s). If Cardinal does not exercise its purchase option within the Cardinal Option Period and Madera does not consummate the sale of the Offered Securities with 60 days from the date of expiration of the Cardinal Option Period, then Madera shall again be obligated to comply with the Transfer Notice provisions of Section 3.1 (a) of this Agreement and Cardinal shall again have the right to purchase all or a portion of the Offered Securities during the new Cardinal Option Period on the terms and conditions as set forth in this Section 3.1(b).

                  (c) Form of Consideration. Madera shall only Transfer the Shares in consideration for cash.

         3.2. Legend. Each certificate evidencing Securities of the parties hereto shall be stamped or otherwise imprinted with a legend in substantially the following form:

         "The securities represented by this certificate are subject to a Shareholders Agreement dated as of June 30, 2004, among certain of the Company's shareholders, as amended and modified from time to time. A copy of such Shareholders Agreement shall be furnished without charge by the Company to the holder hereof upon written request."

Madera shall provide the other with satisfactory evidence that such legend has been imprinted on certificates evidencing the Shares.

         3.3. Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any of the Shares in violation of any provision of this Agreement shall be void.

         4. Put Option.

         4.1 At any time between the twelfth (12th) month anniversary of the effective date of this Agreement, and the expiration period established in
Section 4.3, Madera shall be entitled to contribute (the "PUT OPTION") to the capital of Cardinal all of the Shares then owned by Madera (the "PUT SHARES") for a Class A Limited Partnership Interest (the "Interest"). Attached hereto as Exhibit A is the Agreement of Limited Partnership of Cardinal. In the event Madera exercises its put option under this Section 4, the Agreement of Limited Partnership of Cardinal shall be amended to reflect the following:

                  (a) The Interest shall be entitled to receive distributions in an amount equal to (the "PRIORITY POSITION"): (i) forty cents (U.S.$.40) multiplied by the number of Put Shares contributed by Madera to Cardinal LESS (ii) any cash dividends, cash distributions or other consideration received by Madera from UniMark with respect to the Put Shares. In addition, during the period that the Put Option has been exercised without distributions to Madera, the Interest shall be entitled to receive distributions in an amount equal to 6.0% per annum multiplied by the unpaid Priority Position.

                  (b) Upon the entire amount of the distributions under (a) being made, the holder of the Interest shall be entitled to no further distributions from Cardinal and the Interest shall be assigned to the nominee of Cardinal or otherwise be extinguished.

                  (c) No distribution shall be made to any other partner of Cardinal so long as the holder of the Interest has not received the entire amount of distributions provided under (a).

                  (d) Approval of the holder of the Interest shall be required if Cardinal proposes to incur any indebtedness or other obligations which would significantly impair the ability of Cardinal to make the distributions under (a) with respect to the Interest.

                  (e) Any income realized by Cardinal in any fiscal year shall be allocated to the Interest to the extent distributions are made with respect thereto.

                  (f) On a dissolution of Cardinal, the holder of the Interest shall be entitled to any distributions under (a) to the extent such distributions remained unpaid prior to any distributions to the partners of Cardinal.

         4.2 Obligations of Cardinal. After the Effective Date until the full termination of Madera's rights under Section 4.1 as set forth under Section 4.3, Cardinal shall not Transfer any of the Cardinal Shares or incur any indebtedness or other obligations without the prior written consent of Madera or suffer or permit the Agreement of Limited Partnership of Cardinal to be amended in a manner which could adversely impair its obligations with respect to the Interest which Madera may acquire under Section 4.1. Within six months of Madera exercising its rights under Section 4.1, Cardinal shall use its best efforts to sell a sufficient number of shares of common stock of UniMark owned by Cardinal to allow Cardinal to make the distributions to Madera in the amount set forth in
Section 4.1(a).

         4.3 Termination. The rights of Madera to acquire the Interest under
Section 4.1 shall expire upon the earlier of (a) eighteen (18) months from the Effective Date, (b) with respect to Shares sold or transferred, upon the sale or Transfer of the Shares or (c) with respect to Shares for which Madera fails to exercise "tag rights" under Section 5 to sell such Shares at a price above forty cents (U.S. $.40) per share.

         5. Tag Rights.

         At least 5 days prior to any Transfer of Cardinal Shares, Cardinal shall deliver a written notice to Madera, specifying the same information as is required in a Transfer Notice under Section 3.1(a). Madera may elect to participate in the contemplated Transfer at the same price per share with respect to the Cardinal Shares and on the same terms by delivering written notice to Cardinal within 10 days after delivery of the notice by Cardinal. If Madera elects to participate in such Transfer, Cardinal and Madera shall be entitled to sell in the contemplated Transfer, at the same price per share with respect to the shares and on the same terms, an amount of shares equal to the product of (i) the quotient determined by dividing the percentage of shares owned by the respective party by the aggregate percentage of shares owned by Cardinal and Madera and (ii) the amount of shares to be sold in the contemplated Transfer.

         For example, if the Sale Notice contemplated a sale of 200 shares of Common Stock by Cardinal, and if Cardinal at such time owns 40% of all outstanding shares of Common Stock and Madera owns 10% of all outstanding shares of Common Stock then Cardinal would be entitled to sell 160 shares of Common Stock (40%/50% x 200 shares) and Madera would be entitled to sell 40 shares of Common Stock (10%/50% x 200 shares).

         The rights of Madera (or any successor or assign) to sell Shares under
Section 5 shall expire shall expire for any of the Shares which have been a subject of a Transfer.

         6. Legal Opinion. Upon delivery of this Agreement, Cardinal shall cause to be delivered to Madera the following legal opinion of Pedersen & Houpt, P.C.:

         Cardinal has the power and authority to enter into and to perform its obligations under this Agreement. The execution, delivery and performance by Cardinal has been duly authorized by all necessary action on the part of Cardinal and its general partner. This Agreement has been duly executed on behalf of Cardinal. This Agreement constitutes the legal, valid and binding obligation of Cardinal enforceable against Cardinal in accordance with its terms.

         7. No Payments to Affiliates. Except as approved by Madera, until Madera's put option rights under section 4 hereof are extinguished, Cardinal shall cause its affiliates and UniMark to prevent UniMark and any of its subsidiaries from making any payment to any affiliate of Cardinal, either in consideration of services rendered, goods purchased, financings, or any other reason.

         8. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Cardinal and Madera and their successors and assigns, subject to the restrictions on transferability set forth herein.

         9. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

         10. Notices. All notices under this Agreement shall be in writing and shall be (i) delivered in person, (ii) sent by telecopy, or (iii) mailed, postage prepaid, either by registered or certified mail, return receipt requested, or overnight express carrier, addressed in each case as indicated on the Schedule of Notice Addresses attached hereto or to any other address or telecopy number as such party shall designate in a written notice to the others. All notices sent pursuant to the terms of this Section 7 shall be deemed received (i) if personally delivered, then on the date of delivery; (ii) if sent by telecopy before 2:00 p.m. local time of the recipient, then on the day sent if a business day or if such day is not a business day or if sent after 2:00 p.m. local time of the recipient, then on the next business day; (iii) if sent by overnight or express carrier, then on the next business day immediately following the day sent; or (iv) if sent by registered or certified mail, then on the earlier of the third (3rd) business day following the day sent or when actually received. Any notice by telecopy shall be followed by delivery of a copy of such notice by regular mail.

         11. Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company's chief executive office is located, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.

         12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions.

         13. Effectiveness. Except as otherwise provided herein, this Agreement shall become effective as of July 6, 2004 ("EFFECTIVE DATE").




         IN WITNESS WHEREOF, the parties hereto have executed this Shareholders Agreement on the day and year first above written.



MADERA LLC, A DELAWARE LIMITED LIABILITY COMPANY CARDINAL-UNIMARK INVESTORS,
L.P.,


                                        A DELAWARE LIMITED PARTNERSHIP


By: /s/ Miriam Rebling                  By:  Cardinal  Growth  Corp.,
    -------------------------           an Illinois  corporation, its Manager
Name: Miriam Rebling
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Its:  Manager                           By: /s/ Robert J. Bobb
      -----------------------               ---------------------------------
                                        Name: Robert J. Bobb
                                              -------------------------------
                                        Its:  Chairman
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